Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Novan, Inc.
Durham, North Carolina
We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated February 18, 2022, relating to the consolidated financial statements of Novan, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA, LLP
Raleigh, North Carolina
February 18, 2022